UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2007 (October 29, 2007)

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2007, Power Efficiency Corporation (the “Company”) issued and sold 113,500 units (the “Units”), each Unit consisting of one share of the Company’s Series B Preferred Stock, par value $.001 per share (“Series B Preferred Stock”), and a warrant to purchase 50 shares of the Company’s common stock, resulting in the sale and issuance of an aggregate of 113,500 shares of Series B Preferred Stock and warrants to purchase, initially, up to 5,675,000 shares of the Company’s common stock (the “Warrants”), in a private offering (the “Offering”) for $5,675,000 in cash and cancellation of indebtedness, all as described in Item 3.02 below. Many of the purchasers of Units were either officers, directors, affiliates or pre-existing stockholders or noteholders of the Company.

In connection with the Offering, the Company has agreed to use its reasonable best efforts to file a registration statement (the “Registration Statement”) to register the common stock issuable upon conversion of the Series B Preferred Stock issued, as well as the common stock issuable upon exercise of the Warrants, not later than 60 days from the termination date of the Offering (the “Termination Date”), and must use its reasonable best efforts to have the Registration Statement declared effective not later than 120 days from the Termination Date.

Item 1.02 Termination of a Material Definitive Agreement.

As set forth in Item 1.01 above, a portion of the purchase price for the Units was paid through the conversion of secured promissory notes held by various investors against the Company. Prior to the Offering, the Company had an aggregate of $2,000,000 of secured promissory notes outstanding, all of which were secured by a first priority security interest in all of the assets of the Company (the “Notes”). Certain of these Notes were held by certain of our officers, directors and shareholders. The total dollar amount of Notes converted into Units in the Offering was $1,850,000. The remaining $150,000 of Notes were paid off using a portion of the proceeds of the Offering and, as a result, the Company no longer has any promissory notes of any kind outstanding against it, nor are any Company assets encumbered by any security interest. All of the Notes were due and payable November 30, 2008 and there was no penalty or other consideration granted for conversion of the Notes into the Offering or with respect to pre-payment of the Notes.

Item 3.02 Unregistered Sale of Securities.

On October 29, 2007, the Company issued the Units, consisting of 113,500 shares of Series B Preferred Stock and the Warrants, in the Offering for $5,675,000, consisting of the cancellation of $1,850,000 of indebtedness held by various individuals against the Company and $3,825,000 in cash. The per Unit purchase price was $50.00. The Warrants have a per share exercise price of $0.60, are exercisable immediately and expire October 28, 2012.

Each share of Series B Preferred Stock is initially convertible into 100 shares of the Company’s common stock, subject to adjustment under certain circumstances. The Series B Preferred Stock is convertible at the option of the holder at any time. The Series B Preferred Stock is also subject to mandatory conversion in the event the average closing price of the Company’s common stock for any ten day period equals or exceeds $1.00 per share, such conversion to be effective on the trading day immediately following such ten day period. The Series B Preferred Stock has an 8% dividend, payable annually in cash or stock, at the discretion of the Company’s board of directors.

The Offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter was used in connection with the Offering and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.

Item 9.01. Exhibits

Description of Document

99.1	Press Release of Power Efficiency Corporation, dated November 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION

By:	/s/ John Lackland
John Lackland, CFO

Date: November 2, 2007